Exhibit 1

STOCK PURCHASE AGREEMENT

by and between

KPN TELECOM B.V.,

a limited liability company

organized under the laws of The Netherlands,

and

CORCYRA d.o.o.

a Croatian company

Dated as of January 28, 2005

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9.	INDEMNIFICATION		16
	9.1	Survival of Representations and Warranties	16
	9.2	Seller’s Agreement to Indemnify	16
	9.3	Purchaser’s Agreement to Indemnify	16
	9.4	Procedures for Resolution and Payment of Claims for Indemnification	16
	9.5	Materiality, Limitation of Liability	17
10.	MISCELLANEOUS		18
	10.1	Notices	18
	10.2	Assignment; Binding Effect; No Third-Party Rights	19
	10.3	Entire Agreement	19
	10.4	Expenses	19
	10.5	Waivers; Amendments	19
	10.6	Reformation and Severability	19
	10.7	Governing Law	20
	10.8	Counterparts	20
	10.9	Headings	20
	10.10	Payments in U.S. Dollars	20
	10.11	Confidentiality Obligations	20
	10.12	No Partnership	20

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Letter of Moshe Har Adir
Exhibit C	Final Closing Purchase Price
Exhibit D	Form of Seller Officer’s Certificate
Exhibit E	Form of Purchaser Officer’s Certificate

Schedules

Schedule 4.9	Schedule 13D

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of January 28, 2005, by and between:

(1)	KPN TELECOM B.V., a limited liability company organized under the laws of The Netherlands (Seller); and

(2)	CORCYRA d.o.o., a company organized under the laws of Croatia (Purchaser).

RECITALS:

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, 2,326,043 shares of common stock (the Shares) of EuroWeb International Corp., a Delaware corporation (the Company), constituting approximately 43.5% of the issued and outstanding shares of the Company (based on 5,342,533 shares issued and outstanding as of January 27, 2005, according to information provided by the Company’s transfer agent), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS

1.1	As used in this Agreement and the Schedules and Exhibits related hereto, the terms used are defined as follows, except where the context of this Agreement or a Schedule or Exhibit hereto clearly indicates otherwise:

Affiliate of a party means a corporation, limited liability company, or other entity that (i) is controlled by a party; (ii) is controlled by another corporation, limited liability company, or entity that also controls the party; or (iii) controls the party, where the terms “control” and “controlled” mean direct or indirect ownership of more than fifty percent (50%) of the stock or interest having a right to vote for directors or managers and the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise.

Agreement means this Stock Purchase Agreement, dated as of January 28, 2005, by and between Seller and Purchaser, including the attached Schedules and Exhibits, as the same may be modified, supplemented and amended.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in The Netherlands or New York are authorized or required to be closed or on which The Nasdaq SmallCap Market is closed.

Closing means, as applicable, the Initial Closing or the Final Closing.

Closing Date means a date on which the Initial Closing or the Final Closing shall occur.

Company has the meaning ascribed to it in the recital set forth above.

Consent means any approval, consent, authorization, waiver, notice, filing or exemption to, from, or with respect to a specified action.

Damages has the meaning ascribed to it in Section 9.2.

Escrow Agent means JPMorgan Chase Bank N.A.

Escrow Agreement means the escrow agreement, dated as of January 28, 2005, executed by Purchaser, Seller and the Escrow Agent, and substantially in the form of Exhibit A.

Exhibit means an attachment referred to in this Agreement that is made a part of this Agreement by its attachment hereto.

Final Closing means the closing of the sale of the Final Shares to Purchaser as contemplated by this Agreement.

Final Closing Date means the date on which the Final Closing shall occur.

Final Closing Purchase Price has the meaning ascribed to it in Section 2.4(c).

Final Shares has the meaning ascribed to it in Section 2.4(a).

Financing has the meaning ascribed to it in Section 4.8.

Governmental Authority means any court, government or political subdivision or department thereof, any governmental or regulatory body, board, bureau, arbitrator or alternative dispute resolution body, administrative agency or commission, securities exchange or other governmental agency or instrumentality of competent jurisdiction.

Governmental Consent means a Consent of any Governmental Authority.

Indemnitee has the meaning ascribed to it in Section 9.4(a).

Indemnitee’s Notice has the meaning ascribed to it in Section 9.4(a).

Indemnitor has the meaning ascribed to it in Section 9.4(a).

Initial Closing means the closing of the sale of the Initial Shares to Purchaser as contemplated by this Agreement.

Initial Closing Purchase Price has the meaning ascribed to it in Section 2.2(c).

Initial Shares has the meaning ascribed to it in Section 2.2(a).

knowledge in the phrase “to its knowledge”, “to the best of its knowledge” or “has knowledge of” or a similar phrase, when used to qualify a statement of a party, shall be deemed to be that knowledge held and, in the case of the phrase “to the best of its knowledge,” knowledge which would have been held, assuming commercially reasonable investigation and inquiry, in each case by the officers, directors and managers of (i) Seller, if Seller is making such statement, and (ii) Purchaser, if Purchaser is making such statement, at the time such statement is made.

Law means any applicable international, foreign, national, provincial, state or local (or other political subdivision) statute, law (including common law), ordinance, order, rule, regulation or binding requirement of a Governmental Authority.

Liability means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, direct or indirect, accrued or unaccrued, assessed or non-assessed, liquidated or unliquidated, secured or unsecured, joint or several, due under a guarantee of another Person’s Liability, due or to become due, vested or unvested, executory, determined or determinable and whether or not the same is required to be accrued on such Person’s financial statements.

Material Adverse Effect means, with respect to any Person, a material adverse effect on the financial condition, business, assets, Liabilities, properties, prospects or results of operations of such Person and its subsidiaries taken as a whole or a material adverse effect on its ability to consummate the Transactions.

Notice has the meaning ascribed to it in Section 10.1.

parties means, unless the context otherwise requires, Seller and Purchaser.

Person means any individual, firm, corporation, partnership, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

Proceeding means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

Purchase Price means the Initial Closing Purchase Price and the Final Closing Purchase Price.

Purchaser means CORCYRA d.o.o.

Purchaser Indemnitee has the meaning ascribed to it in Section 9.2.

Representatives means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, consultants, equity partners or financial advisors or other Persons acting on behalf of such Person.

Schedule means an attachment referred to in this Agreement that is made a part of this Agreement by its attachment hereto.

Securities Act means the United States Securities Act of 1933, as amended.

Seller means KPN Telecom B.V., a limited liability company organized under the laws of The Netherlands.

Seller Indemnitee has the meaning ascribed to it in Section 9.3.

Shares has the meaning ascribed to it in the recital set forth above. The Initial Shares and the Final Shares together are the Shares.

Subsidiary of a specified person is an Affiliate controlled by such person directly, or indirectly through one or more intermediaries.

Third Party Claim has the meaning ascribed to it in Section 9.4(a).

Transactions means the sales of Shares to Purchaser at the Initial Closing and the Final Closing.

U.S.$ or U.S. Dollars means United States dollars.

1.2	In this Agreement:

(a)	words denoting persons shall include bodies corporate and unincorporated associations of persons;

(b)	subject to Section 10.2, references to a party to this Agreement include references to the successors or assigns (immediate or otherwise) of that party; and

(c)	if any payment obligation set forth in Section 2 of this Agreement falls due on a day that is not a Business Day, payment shall be due on the next following Business Day.

2.	PURCHASE AND SALE OF SHARES

2.1	Purchase Price

The aggregate consideration payable by Purchaser as the Purchase Price for the Shares shall be:

(i)	the Initial Closing Purchase Price (as defined in Section 2.2(c)) in respect of the Initial Shares; and

(ii)	the Final Closing Purchase Price (as defined in Section 2.4(c)) in respect of the Final Shares.

2.2	Initial Closing

(a)	Subject to the terms and conditions of this Agreement, at the Initial Closing Seller shall sell and Purchaser shall purchase 289,855 Shares (the Initial Shares) for the Initial Closing Purchase Price (as defined below).

(b)	The Initial Closing shall take place at 4:00 p.m., Central European Time, on or about February 1, 2005 or, if earlier, on the first Business Day occurring five days following satisfaction or waiver of all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Initial Closing). The Initial Closing shall occur at such location as the parties may mutually agree.

(c)	At the Initial Closing:

(i)	Purchaser shall deliver to Seller:

(A)	payment, by wire transfer to the bank account designated in writing by Seller, immediately available funds in U.S. dollars in an amount equal to U.S.$1,000,000 (the Initial Closing Purchase Price) as full consideration for the Initial Shares;

(B)	the officer’s certificate referred to in Section 7.2(c);

(C)	resignation letters of Ilan Kenig and Yossi Attia, which shall only be effective in the event that (a) CORCYRA does not timely satisfy the conditions contained in Section 7.2 of this Agreement or (b) this Agreement is otherwise terminated pursuant to Section 8.1 hereof, including if CORCYRA shall be in default of its obligation to make any Premium Payment specified in Section 2.3 of this Agreement; and

(D)	the Escrow Agreement, dated as of the date of the Initial Closing, executed by Purchaser and substantially in the form of Exhibit A, and providing that Seller shall retain all voting and other rights associated with the Final Shares (and Seller shall continue to be the beneficial owner of the Final Shares) until the Final Closing Purchase Price is paid in full; provided, however, that so long as Purchaser is not in default in its obligations hereunder, and this Agreement remains in effect, the Seller shall vote the Final Shares in accordance with instructions from Purchaser, so long as such instructions are received sufficiently in advance of the applicable vote and such voting would not violate applicable law or require amendments to any SEC filing of Seller or Purchaser. Seller shall not be obligated to vote the Final Shares in accordance with Purchaser’s instructions in connection with any matter (i) proposed by or on behalf of Purchaser or any of its Affiliates that Purchaser did not previously disclose to Seller in its Schedule 13D or (ii) as to which Purchaser or any of its Affiliates would have an interest that is different from the interests of the other stockholders of the Company such as an interest that would be of a nature that would have to be disclosed pursuant to Item 1005(d) of Regulation M-A or Item 404 of Regulation S-K, if either of such provisions were applicable.

(ii)	Seller shall deliver to Purchaser:

(A)	one or more certificates representing the Initial Shares, together with duly executed stock powers endorsed in blank;

(B)	the officer’s certificate referred to in Section 7.1(c); and

(C)	the Escrow Agreement executed by Seller and JPMorgan Chase Bank N.A. (the Escrow Agent).

(iii)	Seller shall deliver to Escrow Agent:

(A)	the Escrow Agreement executed by Purchaser and Seller; and

(B)	one or more certificates representing the Final Shares (as defined in Section 2.4(a)) to be held in escrow in a segregated escrow account in accordance with the terms of the Escrow Agreement.

(d)	Attached hereto as Exhibit B, and effective upon the signing of this Agreement, is a letter from Moshe Har Adir, the sole officer, director and shareholder of Purchaser, pursuant to which Moshe Har Adir has committed personally to fund the obligations of Purchaser under Article 2 of this Agreement.

2.3	Premium Payments

Purchaser shall deliver to Seller, by wire transfer to the bank account listed in Section 2.2(c), in immediately available funds in U.S. dollars, a premium payment of U.S.$105,609 on each of May 1, 2005, August 1, 2005, November 1, 2005 and February 1, 2006 (together, the Premium Payments). Each Premium Payment when made shall be final and indefeasible. For the avoidance of doubt, Premium Payments paid shall not be returned, and shall not entitle Purchaser to receive any Shares, if this Agreement is terminated prior to the Final Closing. The obligation to make each Premium Payment shall be unconditional so long as this Agreement shall not have been terminated or the Final Closing Purchase Price shall not have been paid.

2.4	Final Closing

(a)	Subject to the terms and conditions of this Agreement, at the Final Closing Seller shall sell and Purchaser shall purchase 2,036,188 Shares (the Final Shares), the number of Final Shares being subject to appropriate adjustment in the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the Company’s capital structure, for the Final Closing Purchase Price (as defined below).

(b)	The Final Closing shall take place at 4:00 p.m., Central European Time on April 30, 2006; provided, however, upon 14 days’ prior written notice to Seller, Purchaser may accelerate the Final Closing Date to an earlier month-end date as specified in such notice; provided, further, that the Final Closing is subject to the satisfaction or waiver of all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Final Closing). The Final Closing shall occur at such location outside of the United States as the parties may mutually agree.

(c)	At the Final Closing:

(i)	Purchaser shall deliver to Seller:

(A)	payment, by wire transfer to the bank account designated in writing by Seller, immediately available funds in U.S. dollars in the amount equal to the sum of (x) the amount listed on Exhibit C that corresponds to the date of the Final Closing as determined in accordance with Section 2.4(b) plus (y) the Additional Payment (as defined below) plus (z) in accordance with Section 2.3, any Premium Payments due and payable prior to the Final Closing but remaining unpaid (the Final Closing Purchase Price); and

(B)	the officer’s certificate referred to in Section 7.2(c).

(ii)	Seller shall cause the Escrow Agent to transfer to Purchaser one or more certificates representing the Final Shares to be purchased at the Final Closing.

(iii)	Seller shall deliver to Purchaser the officer’s certificate referred to in Section 7.1(c).

(d)	As used herein, with respect to any Final Closing Date, the Additional Payment shall mean, if positive, the product of (A) 2,036,188, (B) 0.5 and (C) the difference between (I) the average closing price of a share of Company common stock on The Nasdaq SmallCap Market (as reported by The Wall Street Journal) for the 60 trading days ending on the second Business Day prior to the applicable Final Closing Date minus (II) $3.45 (the Additional Payment). The Additional Payment shall be subject to appropriate adjustment in the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the Company’s capital structure.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that the representations and warranties set forth in this Article 3 are true and correct on the date hereof and on each Closing Date.

3.1	Organization

Seller is a corporation duly organized, validly existing and in good standing under the laws of The Netherlands, has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Seller is duly qualified to do business in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification necessary.

3.2	Authority Relative to this Agreement

Seller has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Seller of this Agreement and the consummation of the Transactions contemplated hereby have been duly authorized by Koninklijke KPN N.V., its sole director, and all other corporate proceedings on the part of Seller necessary to authorize this Agreement and the Transactions have been taken. This Agreement has been duly executed and delivered by Seller.

3.3	No Conflict; Required Filings and Consents

(a)	Assuming the accuracy of the Purchaser’s representations made herein, the execution, delivery and performance of this Agreement by Seller do not (i) conflict with or violate the charter or other organizational document of Seller, (ii) conflict with or violate any Law or order applicable to Seller or (iii) breach or constitute a default (or an event which with notice or lapse of time or both would become a default) under or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of a lien on any of Seller’s assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, permit or other instrument or obligation to which Seller is a party.

(b)	Assuming the accuracy of the Purchaser’s representations made herein, the execution, delivery and performance by Seller of this Agreement do not require any Governmental Consent to be obtained by Seller prior to the Closing.

3.4	No Commissions

No Person has or will have, as a result of the Transactions, any right, interest or valid claim against or upon any party hereto for any commission, fee or other compensation as a finder or broker because of any act or omission by Seller or any of its Representatives.

3.5	Title to Shares

As of the date hereof, Seller owns beneficially and of record all of the Shares. No Person (other than Purchaser) has any written or oral agreement or option or any right or privilege, whether by law, preemptive right or contract, that is capable of becoming an agreement or option for the purchase or acquisition from Seller of any of the Shares. The Shares will not be transferred to Purchaser in violation of any preemptive, preferential or first refusal rights. Upon delivery to Purchaser at the Initial Closing of certificates representing the Initial Shares, duly endorsed by Seller for transfer to Purchaser, and upon Seller’s receipt of the Initial Closing Purchase Price therefor, Purchaser will acquire all of Seller’s rights and interests in the Initial Shares to be sold at the Initial Closing, free of all liens, encumbrances, mortgages, pledges, security interests or charges of any kind (other than under the Securities Act, and any other applicable securities law), or any other adverse claim, assuming that Purchaser obtains control of the certificates and does not have notice of any adverse claim. Upon delivery to Purchaser at the Final Closing of certificates representing the Final Shares, duly endorsed by Seller for transfer to Purchaser, and upon Seller’s receipt of the Final Closing Purchase Price therefor, Purchaser will acquire all of Seller’s rights and interests in the Final Shares to be sold at the Final Closing, free of all liens, encumbrances, mortgages, pledges, security interests or charges of any kind (other than under the Securities Act, and any other applicable securities law), or any other adverse claim, assuming that Purchaser obtains control of the certificates and does not have notice of any adverse claim.

3.6	Litigation

There are not any (i) Proceedings pending or threatened against or affecting Seller or any of its Affiliates or (ii) investigations by any Governmental Authority that are pending or threatened against or affecting Seller or any of its Affiliates that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the representations and warranties set forth in this Article 4 are true and correct on the date hereof and on each Closing Date.

4.1	Organization

Purchaser is a company duly organized, validly existing and in good standing under the laws of Croatia and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Purchaser is duly qualified to do business in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification necessary.

4.2	Authority Relative to this Agreement

Purchaser has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Purchaser of this Agreement and the consummation of the Transactions contemplated hereby have been duly authorized and all other corporate proceedings on the part of Purchaser necessary to authorize this Agreement and the Transactions have been taken. This Agreement has been duly executed and delivered by Purchaser.

4.3	Restricted Securities

Purchaser understands that:

(i)	the Shares being delivered pursuant to this Agreement (A) are “restricted securities” under the Federal securities laws of the United States inasmuch as they have not been registered under the Securities Act, and are being acquired from Seller in a transaction exempt from registration under the Securities Act pursuant to Section 4(1) thereof and/or Regulation S promulgated thereunder; (B) must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration; and (C) will bear a legend to such effect; and

(ii)	the Company may make a notation on its transfer books in accordance with Section 4.3(i).

4.4	Securities Act

The Shares to be purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

4.5	No Conflict; Required Filings and Consents

(a)	The execution, delivery and performance of this Agreement by Purchaser do not (i) conflict with or violate the charter or other organizational document of Purchaser, (ii) conflict with or violate any Law or order applicable to Purchaser or (iii) breach or constitute a default (or an event which with notice or lapse of time or both would become a default) under or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of a lien on any of Purchaser’s assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, permit or other instrument or obligation to which Purchaser is a party.

(b)	The execution, delivery and performance by Purchaser of this Agreement do not require any Governmental Consent to be obtained by Purchaser prior to the Closing.

4.6	No Commissions

Any Person that has or will have, as a result of the Transactions, any right, interest or valid claim against or upon any party hereto for any commission, fee or other compensation as a finder or broker on behalf of Purchaser shall be compensated by Purchaser and shall only make a claim against Purchaser, and Seller shall have no liability therefor.

4.7	Due Diligence

(a)	Purchaser acknowledges that it and its Representatives have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company based on available public information, which Purchaser acknowledges is sufficient for its purposes, which investigation, review and analysis was done by Purchaser and, to the extent Purchaser deemed appropriate, by its Representatives. Purchaser is a sophisticated investor with knowledge and experience in business and financial matters and has received information from Seller concerning the Company, and has had the opportunity to obtain additional information as desired in order to evaluate the purchase contemplated hereby.

(b)	Purchaser has no knowledge that any of the representations and warranties of Seller made in this Agreement are not true and correct and Purchaser has no knowledge of any material errors in, or material omissions from, the Schedules to the Agreement.

(c)	Purchaser acknowledges that, except as expressly set forth in this Agreement, none of Seller, the Company or any other person has made any representation or warranty, express or implied, to it as to any matter relating to the Company or the Shares, including without limitation, as to the accuracy or completeness of any information regarding Company furnished or made available to Purchaser or its Representatives.

4.8	Availability of Funds

Purchaser has cash available or has existing borrowing facilities or firm commitments that together are sufficient to enable it to pay the Purchase Price and consummate the Transactions. True and correct copies of any such facilities and commitments have been delivered to Seller. The financing required to consummate the Transactions is collectively referred to as the Financing. As of the date hereof, Purchaser has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available on a timely basis for the Transactions.

4.9	Schedule 13D

Attached hereto as Schedule 4.9 is a draft of the Schedule 13D that Purchaser anticipates filing with the SEC in connection with the Initial Closing. Purchaser has no current intention to take any material action with respect to the Company that is not disclosed therein.

4.10	Litigation

There are not any (i) Proceedings pending or threatened against or affecting Purchaser or any of its Affiliates or (ii) investigations by any Governmental Authority that are pending or threatened against or affecting Purchaser or any of its Affiliates that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

4.11	United States Margin Regulations

Purchaser is not a United States person or foreign person controlled by or acting on behalf of or in conjunction with a United States person within the meaning of Regulation X of the Board of Governors of the United States Federal Reserve System.

5.	ADDITIONAL AGREEMENTS

5.1	Legal Conditions to Closing

Each of Seller and Purchaser shall use its respective reasonable efforts, and take all reasonable actions necessary, to comply promptly with all legal requirements that may be imposed on such party with respect to the Transactions, and shall promptly cooperate with and furnish information to such other party or parties in connection with any such requirements, as may reasonably be imposed upon such other party or parties in connection with the Transactions.

5.2	Additional Actions

Neither Seller nor Purchaser shall, prior to a Closing, directly or indirectly, take any action or agree to take any action, without the prior written consent of the other party, that would or is reasonably likely to result in any of the representations or warranties set forth in this Agreement being untrue in any material respect, or in any of the conditions to the Closing not being satisfied.

5.3	Press Releases

Neither Seller nor Purchaser shall issue or cause the publication or issuance of a press release or public announcement with respect to this Agreement or the Transactions; provided, however that if the need shall arise for a press release through no fault or action of either party, the relevant party may prepare a press release with respect to its involvement in the Transactions. Such press release shall be subject to the consent of the other party hereto, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Agreement shall restrict either party’s ability to make required filings under the U.S. Federal securities laws.

5.4	Board of Directors

In connection with the Initial Closing, Seller shall (i) use its best efforts to cause the resignation of Seller’s sole two representatives on the Board of Directors of the Company, and (ii) propose to the Company that two representatives of Purchaser be designated to fill the vacancies created by the action in (i) above. Notwithstanding anything herein contained, it is hereby agreed that in the event that Seller is not able to cause the resignations of both Seller representatives by delivering signed resignations to Purchaser at the Initial Closing, then in such event, this Agreement shall immediately terminate, and shall be null and void.

5.5	Registration Rights

Seller shall request that the Company grant Purchaser registration rights over the Initial Shares at the Initial Closing. Seller agrees to transfer to Purchaser at the Final Closing its registration rights that it acquired pursuant to the Share Subscription Agreement dated as of November 19, 1999 (and amended and restated on December 13, 1999) between the Company, Seller and certain directors of the Company (the Subscription Agreement), provided that, in accordance with the terms of the Subscription Agreement, Purchaser has undertaken to each of the parties to the Subscription Agreement in a form satisfactory to them to be bound by all the obligations of Seller under the Subscription Agreement.

5.6	Other Proposals.

Until the earlier of (i) the Initial Closing or (ii) rightful termination of this Agreement before Initial Closing, the Seller shall not, nor shall the Seller authorize or permit any Representative of Seller to, directly or indirectly: (a) initiate contact with any person in an effort to solicit any Purchase Proposal; (b) cooperate with, or furnish or cause to be furnished any non-public information concerning the business, properties, or assets of the Company to any person in connection with any Purchase Proposal; (c) negotiate with any Person with respect to any Purchase Proposal; or (d) enter into any agreement or understanding with the intent to effect a Purchase Proposal. Seller will promptly give written notice to Purchaser of the details of any Purchase Proposal of which any of them becomes aware.

For the purposes of this Agreement, the term “Purchase Proposal” shall mean any proposal, other than one contemplated by this Agreement, (i) for a merger, consolidation, reorganization, or other business combination involving the Company, (ii) for the acquisition of any interest in the equity of the Company, (iii) for the acquisition of the right to cast any votes on any matter with respect to the Company or (iv) for the acquisition of a substantial portion of the Company’s assets other than in the ordinary course of business.

Nothing in this Section 5.6 shall relate to or affect the rights, obligations or activities of the Seller’s representation on the Board of Directors of the Company to the extent they are acting in that capacity.

5.7	Voting by Seller.

(a)	It is agreed and understood that until the earlier of Initial Closing or rightful termination of this Agreement, the Seller shall not vote its shares in the Company for:

(i)	any merger, consolidation, reorganization, or other business combination involving the Company, except as contemplated by this Agreement;

(ii)	any sale, lease, exchange or disposition of assets of the Company, except as contemplated by this Agreement;

(iii)	any issuance of any corporate interests of the Company or, any option, warrant, or other right calling for the issuance of any such interest, or any security convertible into or exchangeable for any such interest (other than any such interest, including stock options and executive compensation, proposed in the ordinary course of business);

(iv)	any authorization of any class of capital stock of the Company;

(v)	the amendment of the certificate of incorporation of the Company; or

(vi)	any proposition the effect of which is reasonably likely to inhibit, restrict, or delay the consummation of the Transactions contemplated by this Agreement or impair the contemplated benefits to Purchaser, the Company or the Seller of the Transactions contemplated by this Agreement.

6.	COVENANTS

6.1	Purchaser Information

Until Final Closing, Purchaser shall deliver to Seller:

(i)	promptly, all notices or other documents dispatched by Purchaser to Purchaser’s shareholders (or any class thereof) or its creditors generally (or any class thereof);

(ii)	promptly, such specific information in the possession or control of Purchaser regarding the financial condition and operations of Purchaser or any of its Subsidiaries that is material for evaluation of Purchaser’s ability to perform its obligations under this Agreement; and

(iii)	details of any litigation, arbitration or administrative proceedings that affect Purchaser or any of its Subsidiaries and which, if adversely determined, are reasonably likely to have a Material Adverse Effect on the ability of Purchaser to perform its obligations under this Agreement, as soon as practicable after the same are instituted or, to the knowledge of Purchaser, threatened.

7.	CONDITIONS TO CLOSING

7.1	Conditions to Purchaser’s Obligation

The obligation of Purchaser to purchase and pay for the Shares at any Closing Date is subject to the satisfaction (or waiver by Purchaser), as of the applicable Closing Date, of each of the following conditions:

(a)	Accuracy of Representations and Warranties. There shall not have occurred and be continuing on the Closing Date a material breach of a representation or warranty of Seller made herein.

(b)	Performance of Obligations. Seller shall have performed or complied in all material respects with its covenants and agreements contained in this Agreement required to be performed or complied with on or prior to the Closing Date.

(c)	Officer’s Certificate. Seller shall have delivered to Purchaser a certificate signed by an officer or officers with authority to bind Seller (dated as of the Closing Date), in the form of Exhibit D.

(d)	No Injunctions. No Law or injunction or other legal restraint or prohibition preventing the consummation of the Transactions shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority.

(e)

No Litigation. No Proceeding shall be pending before any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the Transactions or impose damages or (B) cause any of the material transactions contemplated by this Agreement to be rescinded following consummation, and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which would cause any of the effects under clause (A) or (B) of this Section 7.1(e) to occur.

7.2	Conditions to Seller’s Obligation

The obligation of Seller to sell the Shares to Purchaser at any Closing Date is subject to the satisfaction (or waiver by Seller), as of the applicable Closing Date, of each of the following conditions:

(a)	Accuracy of Representations and Warranties. There shall not have occurred and be continuing on the Closing Date a material breach of a representation or warranty of Purchaser made or incorporated herein.

(b)	Performance of Obligations. Purchaser shall have performed or complied in all material respects with its covenants and agreements contained in this Agreement required to be performed or complied with on or prior to the Closing Date.

(c)	Officer’s Certificate. Purchaser shall have delivered to Seller a certificate signed by an officer or officers with authority to bind Purchaser (dated as of the Closing Date), in the form of Exhibit E.

(d)	No Injunctions. No Law or injunction or other legal restraint or prohibition preventing the consummation of the Transactions shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority.

(e)	No Litigation. No Proceeding shall be pending before any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the Transactions or impose damages or (B) cause any of the material transactions contemplated by this Agreement to be rescinded following consummation, and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which would cause any of the effects under clause (A) or (B) of this Section 7.2(e) to occur.

(f)	Board Approval. The Board of Directors of the Company shall have approved the Transactions for purposes of Section 203 of the Delaware General Corporation Law (it being understood that this condition shall be deemed satisfied for the Initial Closing and the Final Closing if the Board approves the acquisition by Purchaser of all the Shares prior to the Initial Closing).

7.3	No Rescission

Purchaser shall not be entitled to rescind this Agreement before or after the Initial Closing, except as set forth in Section 8.1 below.

8.	TERMINATION

8.1	Termination

(a)	This Agreement may be terminated at any time prior to the Initial Closing:

(i)	by the mutual written consent of Seller and Purchaser;

(ii)	by written notice from Purchaser to Seller if the conditions specified in Section 7.1 with respect to the Initial Closing have not been satisfied or waived prior to February 1, 2005, or shall have become incapable of fulfillment;

(iii)	by written notice from Seller to Purchaser if the conditions specified in Section 7.2 with respect to the Initial Closing have not been satisfied or waived prior to February 1, 2005, or shall have become incapable of fulfillment; or

(iv)	by either party if the other party is in material breach of its obligations under this Agreement;

provided that a party shall not have the right to terminate this Agreement if the non-occurrence of the Initial Closing is the result of such party’s breach of this Agreement.

(b)	Following the Initial Closing, this Agreement may be terminated at any time prior to the Final Closing:

(i)	by the mutual written consent of Seller and Purchaser;

(ii)	by written notice from Purchaser to Seller if the conditions specified in Section 7.1 with respect to the Final Closing have not been satisfied or waived prior to May 1, 2006, or shall have become incapable of fulfillment;

(iii)	by written notice from Seller to Purchaser if the conditions specified in Section 7.2 with respect to the Final Closing have not been satisfied or waived prior to May 1, 2006, or shall have become incapable of fulfillment;

(iv)	by Seller if Purchaser shall be in default of its obligation to make any Premium Payment specified in Section 2.3 within five Business Days after the due date for such Premium Payment; or

(v)	by either party if the other party is in material breach of its obligations under this Agreement;

provided that a party shall not have the right to terminate this Agreement if the non-occurrence of the Final Closing is the result of such party’s breach of this Agreement.

8.2	Effect of Termination

In the event of termination of this Agreement pursuant to Section 8.1, all obligations of the parties under this Agreement shall terminate, except that Article 1, Article 8, Article 10 and Sections 3.3, 4.5 and 5.3 shall continue in full force and effect. In the event of termination of this Agreement pursuant to Section 8.1(b), the Escrow Agreement shall be deemed to be terminated and the Final

Shares shall be returned to Seller. Nothing in this Section 8.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement that occurred while such terms and provisions were in effect. No party shall have liability for consequential or punitive damages arising from a breach or alleged breach of this Agreement.

9.	INDEMNIFICATION

9.1	Survival of Representations and Warranties

All representations and warranties made by any party pursuant to this Agreement shall survive the Initial Closing for three years.

9.2	Seller’s Agreement to Indemnify

From and after the Initial Closing, subject to the terms and conditions of this Agreement, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and their respective officers, directors, employees and Representatives (each an Purchaser Indemnitee) from and against any and all claims, demands, losses, assessments, fines, penalties, interest, liabilities, damages, reasonable expenses of investigations, reasonable experts’ fees, reasonable disbursements and other reasonable costs (including reasonable attorneys’ fees) (all of the foregoing hereinafter referred to collectively as Damages) asserted against, resulting to, imposed upon or incurred by any Purchaser Indemnitee, that consist of, arise from or are attributable to a breach of any representation or warranty of Seller contained in Article 3 of this Agreement.

9.3	Purchaser’s Agreement to Indemnify

Effective as of the date hereof, Purchaser agrees to indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees and Representatives (each a Seller Indemnitee) from and against any and all Damages asserted against, resulting to, imposed upon or incurred by any Seller Indemnitee, that consist of, arise from or are attributable to (a) a breach of any representation or warranty contained in Article 4 of this Agreement, or (b) any action taken by Purchaser in its capacity as owner of any of the Shares or by Seller in accordance with voting instructions delivered pursuant to Section 2.2(c)(i)(C).

9.4	Procedures for Resolution and Payment of Claims for Indemnification

(a)	Except as provided in Section 9.5, below, if a Person entitled to be indemnified under this Article 9 (the Indemnitee) shall incur any Damages or determine that it may incur any Damages, either pursuant to a claim or demand asserted against or sought to be collected from it by a third party (a Third Party Claim) or a claim or demand that does not involve a claim or demand being asserted against or sought to be collected from it by a third party and believes that it is entitled to be indemnified against such Damages by a party hereunder (the Indemnitor), such Indemnitee shall deliver to the Indemnitor a notice (an Indemnitee’s Notice) signed by the Indemnitee, specifying in reasonable detail the nature of such Claim and the amount estimated to be involved in each claim for Damages, which amounts may be reasonably modified from time to time by Indemnitee; provided that any failure to give such Indemnitee’s Notice will not waive any rights of the Indemnitee, except for a willful failure or to the extent that the rights of the Indemnitor are actually prejudiced.

(b)	If a Third Party Claim is made against an Indemnitee, the Indemnitor shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that such counsel is not reasonably objected to by the Indemnitee. Any Indemnitee shall have the right to employ separate legal counsel in any Third Party Claim and to participate in the defense thereto, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have failed, within 30 days after having received an Indemnitee Notice, to assume the defense of such Claim with counsel reasonably acceptable to the Indemnitee, (ii) the employment of such counsel has been specifically authorized by the Indemnitor or (iii) the named parties to any such action (including, without limitation, any impleaded parties) include both such Indemnitee and the Indemnitor and, in the reasonable judgment of the Indemnitee, joint representation of both would be inappropriate due to actual or potential differing interests, and in that event the reasonable fees and expense of such separate counsel shall be paid by the Indemnitor. Except as otherwise herein provided, the Indemnitor shall not be liable to indemnify an Indemnitee for any settlement of any such action or claim effected without the consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). If the Indemnitor assumes the defense of a Third Party Claim, the Indemnitee shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnitor shall recommend and that by its terms obligates the Indemnitor to pay the full amount of the liability in connection with such claim.

(c)	The Indemnitor shall provide the Indemnitee, or vice versa, as the case may be, with copies of all complaints, motions, answers and other pleadings filed or received in connection with any Third Party Claim promptly after filing or receipt thereof.

9.5	Materiality, Limitation of Liability

(a)	Notwithstanding anything to the contrary herein, in no event shall any indemnity pursuant to this Article 9 include any consequential or punitive damages unless and to the extent that such damages have been asserted against the Indemnitee in a Third Party Claim.

(b)	Notwithstanding anything to the contrary herein, in no event shall Seller be liable under Section 9.2 for Damages to the extent they exceed the Purchase Price.

(c)	Notwithstanding anything to the contrary herein, in no event shall Seller be liable under Section 9.2 for Damages to the extent that it relates to any fact, event, liability or obligation:

(i)	that would not have arisen but for a change in legislation announced after the Initial Closing; or

(ii)	with respect to which Purchaser or any Affiliate had knowledge at the time of the Initial Closing; or

(iii)	resulting from any action taken or omitted to be taken by Purchaser or any Affiliate of Purchaser (other than pursuant to instructions from Seller).

(d)	Notwithstanding anything to the contrary herein, in no event shall Purchaser be liable under Section 9.3 for Damages to the extent they exceed the Purchase Price.

(e)	Notwithstanding anything to the contrary herein, in no event shall Purchaser be liable under Section 9.3 for Damages to the extent that it relates to any fact, event, liability or obligation:

(i)	that would not have arisen but for a change in legislation announced after the Initial Closing; or

(ii)	with respect to which Seller or any Affiliate had knowledge at the time of the Initial Closing; or

(iii)	resulting from any action taken or omitted to be taken by Seller or any Affiliate of Seller (other than pursuant to instructions from Purchaser).

(f)	Each of the parties further acknowledges and agrees that, should the Initial Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Company and the Transactions (other than claims of, or causes of action arising from, fraud and claims relating to breaches of Section 2.3 or 2.4 hereof) shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, Purchaser hereby waives, from and after the Initial Closing, any and all rights, claims and causes of action it, the Company or any Affiliate may have against Seller and its Affiliates arising under or based on any Federal, state or local Law or otherwise (except pursuant to this Article 9).

10.	MISCELLANEOUS

10.1	Notices

All reports, approvals, and notices required or permitted by this Agreement to be given to a party (each a Notice) shall be given in writing, by personal delivery, telecopy or overnight courier, to the party concerned at its address as set forth below (or at such other address as a party may specify by written notice pursuant to this Section 10.1 to the other):

If to Purchaser:

CORCYRA d.o.o.

Verudela 17, Pula Croatia 52100

Fax: +385 52 590 731

Attn: Moshe Har Adir

With a copy to:

Robinson & Cole LLP

885 Third Avenue, Suite 2800

New York, NY 10022

Fax: +1 212 451 2999

Attn: Elliot H. Lutzker, Esq.

If to Seller:

KPN Telecom B.V.

Maanplein 55

2516 CK The Hague

The Netherlands

Fax: +31 70 343 2112

Attn: Gert-Jan Wunderink

All Notices shall be deemed effective, delivered and received (a) if given by personal delivery, or by overnight courier, when actually delivered and signed for, or (b) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and receipt therefor is confirmed.

10.2	Assignment; Binding Effect; No Third-Party Rights

Except as otherwise provided in this Agreement, neither this Agreement nor the rights granted hereunder may be assigned or transferred by Seller or Purchaser and any attempted assignment, delegation or transfer in violation hereof, shall be void and of no force and effect. Except as expressly stated in this Agreement, this Agreement is for the sole benefit of the parties hereto and is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Except as otherwise provided in this Agreement, this Agreement shall be binding on the permitted successors and assigns of the parties, each such permitted successor and assign being deemed to be a party hereunder in substitution of its respective transferor.

10.3	Entire Agreement

This Agreement contains the entire understanding and agreement among the parties with respect to the subject matter hereof and supersede all prior oral and written understandings and agreements relating thereto.

10.4	Expenses

All expenses incurred by a party or on its behalf in connection with this Agreement or related to the preparation, negotiation, execution and performance of this Agreement, shall be borne by the party incurring such expenses.

10.5	Waivers; Amendments

Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the waiving party. This Agreement may only be amended with the written consent of Seller and Purchaser.

10.6	Reformation and Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof or would cause any party to violate any such Law, then (i) in lieu of such illegal, invalid or unenforceable provision, the parties shall endeavor in good faith negotiations to agree on a provision as similar to such illegal, invalid or unenforceable provision as may be possible while still being legal, valid and enforceable, provided that no party shall be required to agree to any provision that would materially alter any of its rights or obligations under this Agreement and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby except where the fundamental relationship among the parties has been materially altered.

10.7	Governing Law

This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

10.8	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9	Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

10.10	Payments in U.S. Dollars

Except as expressly set forth herein, all payments made hereunder shall be calculated and made in U.S. Dollars and any payment calculated by reference to or tendered in any other currency shall not be deemed to discharge the underlying obligation.

10.11	Confidentiality Obligations

Each party hereto shall keep confidential, and shall cause its Affiliates and Representatives to keep confidential, all information contained in or relating to this Agreement, except as required by applicable law or administrative process, except as specified in this Agreement and except for information that is available to the public on the date hereof or becomes available to the public after the date hereof other than as a result of a breach of this Section 10.11. The covenant contained in this Section 10.11 shall survive the Initial Closing for a period of five years after the Closing Date.

10.12	No Partnership

Nothing in this Agreement shall be deemed to create a partnership, joint venture or group within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended, and to the extent that any such partnership, joint venture or group would be deemed to have been created, the Seller shall have the right to terminate this Agreement pursuant to Section 8.1 hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CORCYRA d.o.o.

By:	/s/ MOSHE HAR ADIR
Name:	Moshe Har Adir
Title:	Sole Officer, Director and Shareholder

KPN TELECOM B.V.

By:	KONINKLIJKE KPN N.V.,
its sole Director

	By:	/s/ G.J. WUNDERINK
	Name:	G.J. Wunderink
	Title:	Senior Vice President

EXHIBIT A

Form of Escrow Agreement

ESCROW	AGREEMENT dated as of January 28, 2005

AMONG:

(1)	KPN TELECOM B.V., a limited liability company organized under the laws of The Netherlands (Seller);

(2)	CORCYRA d.o.o., a Croatian company (Purchaser); and

(3)	JPMORGAN CHASE BANK N.A., a bank organized under the laws of the State of New York (Escrow Agent).

WHEREAS, Seller and Purchaser have entered into a stock purchase agreement dated January 28, 2005 (the Purchase Agreement), pursuant to which Purchaser has agreed to purchase and Seller has agreed to sell 2,326,043 shares of common stock of EuroWeb International Corp., a Delaware corporation (the Company), on the terms and subject to the conditions set forth in the Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Purchase Agreement.

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to sell and Purchaser has agreed to purchase 289,855 shares of Company common stock at the Initial Closing for the Initial Closing Purchase Price. Seller shall deliver to Purchaser the Initial Shares at the Initial Closing, and accordingly, the Initial Shares will not be placed in escrow and will not be subject to this Agreement.

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to sell and Purchaser has agreed to purchase 2,036,188 shares of Company common stock at the Final Closing for the Final Closing Purchase Price.

WHEREAS, in accordance with Section 2.2(c) of the Purchase Agreement, Seller is depositing with Escrow Agent one or more certificates representing the 2,036,188 shares of Company common stock (the Escrowed Shares) to be purchased at the Final Closing.

NOW,	THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1.	Deposit of Escrowed Shares

(a)	In accordance with the Purchase Agreement, Seller is depositing with Escrow Agent one or more certificates representing the Escrowed Shares and appropriate stock powers executed by Seller in blank with respect to the Escrowed Shares (the Stock Powers). Escrow Agent acknowledges receipt thereof.

(b)	Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and deliver the Escrowed Shares pursuant to the terms and conditions hereof. The Escrowed Shares shall be treated by the parties for all purposes as owned by Seller unless and until the Escrowed Shares are released to Purchaser pursuant to the terms of this Agreement.

2.	Voting of Escrowed Shares

Seller shall retain all voting and other rights associated with the Escrowed Shares until the Final Closing Purchase Price is paid in full pursuant to the terms of the Purchase Agreement at the Final Closing; provided, however, that so long as Purchaser is not in default in its obligations under the Purchase Agreement, and the Purchase Agreement remains in effect, Seller shall vote the Escrowed Shares in accordance with instructions from Purchaser, so long as such instructions are received sufficiently in advance of the applicable vote and such voting would not violate applicable law or require amendments to any SEC filing of Seller or Purchaser. Seller shall not be obligated to vote the Final Shares in accordance with Purchaser’s instructions in connection with any matter (i) proposed by or on behalf of Purchaser or any of its Affiliates that Purchaser did not previously disclose to Seller in its Schedule 13D or (ii) as to which Purchaser or any of its Affiliates would have an interest that is different from the interests of the other stockholders of the Company such as an interest that would be of a nature that would have to be disclosed pursuant to Item 1005(d) of Regulation M-A or Item 404 of Regulation S-K, if either of such provisions were applicable.

3.	Release of Escrowed Shares

(a)	Upon Purchaser’s payment of the Final Closing Purchase Price pursuant to the terms of the Purchase Agreement, and upon satisfaction (or waiver by Seller) of the closing conditions to Seller’s obligation contained in Section 7.2 of the Purchase Agreement, Seller shall give notice to Escrow Agent directing Escrow Agent to transfer to Purchaser one or more certificates representing the Escrowed Shares purchased at the Final Closing. Upon the receipt of such notice, Escrow Agent shall deliver the Stock Powers endorsed to Purchaser together with one or more certificates representing the Escrowed Shares.

(b)	In the event that (a) Purchaser does not timely satisfy the conditions contained in Section 7.2 of the Purchase Agreement or (b) the Purchase Agreement is otherwise terminated pursuant to Section 8.1 of the Purchase Agreement, including if Purchaser shall be in default of its obligation to make any Premium Payment specified in Section 2.3 of the Purchase Agreement, then upon notice to such effect from Seller, Escrow Agent shall return the certificates representing the Escrowed Shares and the Stock Powers to Seller, and this Agreement shall terminate. In such event, neither Purchaser nor Seller shall have any claim against the other arising out of this Agreement.

4.	Duties of Escrow Agent

(a)	This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement. Escrow Agent’s duties are ministerial in nature.

(b)	Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct, and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement.

(c)	Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(d)	Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in accordance with such advice.

(e)	Escrow Agent does not have any interest in the Escrowed Shares deposited hereunder but is serving as escrow agent only and having only possession thereof.

(f)	Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other documents or instrument held by or delivered to it.

(g)	Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrowed Shares to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent shall take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day that is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrowed Shares until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final and nonappealable order of a court of competent jurisdiction.

(h)	In the event that Escrow Agent in good faith is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrowed Shares until Escrow Agent shall have received (i) a final nonappealable order of a court of competent jurisdiction directing delivery of the Escrowed Shares or (ii) a written agreement executed by Seller and Purchaser directing delivery of the Escrowed Shares, in which event Escrow Agent shall deliver the Escrowed Shares in accordance with such order or agreement. Escrow Agent shall act on any court order without further question.

(i)	Seller and Purchaser shall pay Escrow Agent compensation as payment in full for the services to be rendered by Escrow Agent hereunder in the amount of U.S.$7,500 at the time of execution of this Agreement. Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne 50% by Seller, 50% by Purchaser.

(j)	Anything in this agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, indirect or consequential damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood for such loss or damage and regardless of the form of action. The parties hereto acknowledge that this Section 4(j) shall survive the resignation or removal of Escrow Agent or the termination of this agreement.

5.	Notices

All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, return receipt requested, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5):

(i) if to Seller

KPN Telecom B.V.

Maanplein 55

2516 CK The Hague

The Netherlands

Fax: +31 70 343 2112

Attn: Gert-Jan Wunderink

(ii) if to Purchaser

CORCYRA d.o.o.

Verudela 17, Pula Croatia 52100

Fax: +385 52 590 731

Attn: Moshe Har Adir

with a copy to:

Robinson & Cole LLP

885 Third Avenue, Suite 2800

New York, NY 10022

Fax: +1 212 451 2999

Attn: Elliot H. Lutzker, Esq.

(iii) if to Escrow Agent, to:

JPMorgan Chase Bank

4 New York Plaza

21st Floor

New York, NY 10004

Fax: +1 212 623 6168

Attention: Sandra Frierson

6.	Termination

In the event that (a) Purchaser does not timely satisfy the conditions contained in Section 7.2 of the Purchase Agreement or (b) the Purchase Agreement is otherwise terminated pursuant to Section 8.1 of the Purchase Agreement, including if Purchaser shall be in default of its obligation to make any Premium Payment specified in Section 2.3 of the Purchase Agreement, then upon notice to such effect from Seller, Escrow Agent shall return the certificates representing the Escrowed Shares and the Stock Powers to Seller, and this Agreement shall terminate. In such event, neither Purchaser nor Seller shall have any claim against the other arising out of this Agreement.

7.	Miscellaneous

(a)	None of the parties may assign any of its rights under this Agreement without the prior consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned), except that Seller may assign any of its rights under this Agreement to any Subsidiary or affiliate of Seller without the prior written consent of any other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and successors and assigns.

(b)	This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

(c)	This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(d)	Each party irrevocably and unconditionally submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party to this Agreement hereby waives formal service of process and agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7(d). Each party to this Agreement irrevocably and unconditionally waives, pursuant to the provisions of Section 5-1402 of the New York General Obligations Law, any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(e)	This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction. Each party to this Agreement further agrees that the laws of the State of New York bear a reasonable relationship to this Agreement and irrevocably and unconditionally waives, pursuant to Section 5-1401 of the New York General Obligations Law, any objection to the application of the laws of the State of New York to any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding should not be governed by the laws of the State of New York. This Agreement has been negotiated, executed and delivered in the State of New York.

(f)	EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY RELATING TO ANY DISPUTE ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7(f).

(g)	Any corporation into which Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of Escrow Agent in its individual capacity may be transferred, shall be Escrow Agent under the Agreement without requirement for further action.

(h)	In the event that Escrow Agent is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or other cause reasonably beyond its control, Escrow Agent shall not be liable for damages to the other parties for any damages resulting from such failure to perform otherwise from such causes. Performance under this Agreement shall resume when Escrow Agent is able to perform substantially.

(i)	In the event that any Escrowed Shares shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by any order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrowed Shares deposited under this Agreement, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(j)	This Agreement shall not take effect unless and until the Initial Closing shall have occurred.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

KPN TELECOM B.V.

By:	KONINKLIJKE KPN N.V.,
its sole Director

By:
	Name:	G.J. Wunderink
	Title:	Senior Vice President

CORCYRA d.o.o.

By:
Name:	Moshe Har Adir
Title:	Sole Officer, Director and Shareholder

JPMORGAN CHASE BANK, N.A.
as Escrow Agent

By:
Name:	Saverio A. Lunetta
Title:	Vice President

EXHIBIT B

Letter of Moshe Har Adir

MOSHE HAR ADIR

VERUDELA 17

PULA-CROATIA 52100

January 28, 2005

KPN Telecom B.V.

Maanplein 55

2516 CK The Hague

The Netherlands

Attn: Gert - Jan Wunderink

Re:        CORCYRA d.o.o.

Gentlemen:

The undersigned, Moshe Har Adir, is the sole owner and sole director of CORCYRA d.o.o, a Croatian company. I am an Israeli citizen who resides in Croatia. I have read and understood the terms and conditions of the Stock Purchase Agreement (“SPA”) by and between KPN Telecom B.V. LLC and CORCYRA d.o.o.

I have previously provided you with financial data and background information on myself. I am personally funding the $1,000,000 Initial Closing Purchase Price under the SPA and will transfer such funds to CORCYRA upon the execution of the SPA. I am representing and warranting to you that my financial statements dated December 13, 2004, (the “Financial Statements”) are true and correct as of the date thereof. As the sole owner and sole director of CORCYRA, I hereby commit to personally fund the Premium Payments (as described in Section 2.3 of the SPA) and the Final Closing Purchase Price (as defined in Section 2.4(c) of the SPA) in accordance with the terms and conditions of the SPA.

I hereby commit and undertake at all relevant times to have sufficient personal current assets to satisfy all obligations of CORCYRA under the SPA.

Very truly yours,

Moshe Har Adir

EXHIBIT C

Final Closing Purchase Price*

Final Closing Date	Final Closing Purchase Price (in U.S. Dollars)
February 28, 2005	$7,060,051
March 31, 2005	$7,095,254
April 30, 2005	$7,130,457
May 31, 2005	$7,060,051
June 30, 2005	$7,095,254
July 31, 2005	$7,130,457
August 31, 2005	$7,060,051
September 30, 2005	$7,095,254
October 31, 2005	$7,130,457
November 30, 2005	$7,060,051
December 31, 2005	$7,095,254
January 31, 2006	$7,130,457
February 28, 2006	$7,060,051
March 31, 2006	$7,095,254
April 30, 2006	$7,130,457

*	In addition to the amounts listed on this Exhibit C, the Final Closing Purchase Price will include the Additional Payment calculated in accordance with Section 2.4(d).

EXHIBIT D

Officer’s Certificate

The undersigned being a              of KPN Telecom B.V., a limited liability company organized under the laws of The Netherlands, (Seller), hereby certifies pursuant to the Stock Purchase Agreement dated as of February     , 2005, by and among CORCYRA d.o.o. (Purchaser) and Seller (the Stock Purchase Agreement) that (capitalized terms used herein and not defined have the meanings assigned thereto in the Stock Purchase Agreement):

1. There is not continuing on the Closing Date a material breach of a representation or warranty of Seller made in the Stock Purchase Agreement.

2. Seller has performed or complied in all material respects with its covenants and agreements contained in the Stock Purchase Agreement required to be performed or complied with on or prior to the Closing Date.

3. Attached hereto as Appendix A is a copy of certain resolutions duly adopted by the [Board of Directors] of Seller on [•], and said resolutions have not been amended, modified or repealed and remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of Seller this      day of             , 2005.

EXHIBIT E

Officer’s Certificate

The undersigned being a              of CORCYRA d.o.o., a Croatian company (Purchaser), hereby certifies pursuant to the Stock Purchase Agreement dated as of February     , 2005, by and among KPN Telecom B.V., a limited liability company organized under the laws of The Netherlands (Seller), and Purchaser (the Stock Purchase Agreement) that (capitalized terms used herein and not defined have the meanings assigned thereto in the Stock Purchase Agreement):

1. There is not continuing on the Closing Date a material breach of a representation or warranty of Purchaser made or incorporated in the Stock Purchase Agreement.

2. Purchaser has performed or complied in all material respects with its covenants and agreements contained in the Stock Purchase Agreement required to be performed or complied with on or prior to the Closing Date.

3. Attached hereto as Appendix A is a copy of certain resolutions duly adopted by the [Board of Directors] of Purchaser on [•], and said resolutions have not been amended, modified or repealed and remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of Purchaser this      day of             , 2005.